AGREEMENT AND
PLAN OF
ACQUISITION
AND LIQUIDATION


As of

September 1, 2000


This Agreement and Plan of Acquisition and
Liquidation (the "Plan") is made as of this 1st day of September, 2000, by and between ACM Government Income Fund, Inc., a Maryland corporation ("ACM I"), and ACM Government
Spectrum Fund, Inc., a Maryland corporation
("ACM III").

WHEREAS, ACM I and ACM III are closed-end management investment companies registered with the Securities and Exchange Commission
(the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Securities Exchange Act of 1934, as amended (the "1934 Act"), and shares of common stock of each Fund are currently purchased and sold on the New York Stock
Exchange (the "NYSE");

WHEREAS, the parties desire that ACM I
acquire the assets and assume the
liabilities of ACM III in exchange for
shares of equal net asset value of ACM I and the distribution of such shares of ACM I to the stockholders of ACM III
(the "Acquisition") and that ACM III
thereafter liquidate and dissolve; and

WHEREAS, the parties intend that the
Acquisition qualify as a "reorganization" within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended
(the "Code"), and that with respect to the Acquisition, ACM I and ACM III will each be a "party to a reorganization" within the meaning of section 368(b) of the Code;

Now, therefore, ACM I and ACM III agree
as follows:

1. Definitions

In addition to the terms elsewhere defined herein, each of the following terms shall have the meaning indicated for that term as follows:

1933 Act                Securities Act o
f 1933, as amended.
ACM I Share
A share of common stock of ACM I.
Assets
All assets of any kind and all interests, rights, privileges and powers of or attributable to ACM III or its shares, as appropriate, whether or not determinable at the appropriate Effective Time and wherever located, including, without limitation, all cash, cash equivalents, securities, claims
(whether absolute or contingent, known or unknown, accrued or unaccrued or conditional or unmatured), contract rights and receivables
(including dividend and interest receivables) owned by ACM III or attributable to its shares and any deferred or prepaid expense shown as an asset on ACM III's books.
Closing Date
Such date prior to July 1, 2001 as the parties agree to.
Effective Time
5:00 p.m. Eastern time on the Closing Date, or such other time as the parties may agree to in writing.
Financial Statements
The audited financial statements of the
relevant Fund for its most recently completed fiscal year and, if applicable, the unaudited financial statements of that Fund for its most recently completed semi-annual period.
Fund
ACM I and/or ACM III, as the case may be.
Liabilities
All liabilities of ACM III, whether known or unknown, accrued or unaccrued, absolute or contingent or conditional or unmatured.
N-14 Registration Statement
The Registration Statement of ACM I on Form
N-14 under the 1940 Act that will register the ACM I Shares to be issued in the Acquisition and will include the proxy materials necessary for the stockholders of each of the Funds to approve the Acquisition.
Valuation Time
The close of regular session trading on the NYSE on the Closing Date, when for purposes of the Plan ACM I determines its net asset value per ACM I Share and ACM III determines the net value of the Assets.

2. Regulatory Filings.

ACM I shall promptly prepare and file the N-14 Registration Statement with the SEC, and ACM I and ACM III also shall make any other required or appropriate filings with respect to the actions contemplated hereby.

3.      Stockholder Action

	As soon as practicable after the
	effective date of the N-14 Registration
	Statement, each Fund shall hold a
	stockholders meeting to consider and
	approve the Acquisition and this Plan,
	as applicable to that Fund, and such other matters as the Board of Directors of the Fund may determine. Such approval by the stockholders of a Fund shall, to the extent necessary to permit the consummation of the transactions contemplated herein without violating any investment objective, policy or restriction of a Fund, be deemed to constitute approval by the stockholders of a temporary amendment of any investment objective, policy or restriction that would otherwise be inconsistent with or violated upon the consummation of such transactions solely for the purpose of consummating such transactions.

4.      Transfer of ACM III's Assets.  ACM I
and ACM III shall take the following steps with respect to the Acquisition, as applicable:

(a)     On or prior to the Closing Date,
ACM III shall pay or provide for the payment of all of the Liabilities, expenses, costs and charges of or attributable to ACM III that are known to ACM III and that are due and payable prior to or as of the Closing
Date.

(b)     Prior to the Effective Time, ACM III
shall declare and pay to its stockholders on its normal monthly schedule a dividend and/or other distribution in an amount such that it will have distributed substantially all of its theretofore undistributed investment company taxable income, if any (as defined in Code section 852), and net capital gain, if any (as defined in Code section 1222).

(c)     At the Effective Time, pursuant to
Articles of Transfer accepted for record by the State Department of Assessments and Taxation of Maryland (the "SDAT"), ACM III shall assign, transfer, deliver and convey the Assets to ACM I, subject to the Liabilities.
ACM I shall then accept the Assets and assume the Liabilities such that at and after the Effective Time (i) the Assets at or after the Effective Time shall become and be assets of ACM I, and (ii) the Liabilities at the Effective Time shall attach to ACM I, enforceable against ACM I to the same extent as if initially incurred by ACM I.

(d)     Within a reasonable time prior to
the Closing Date, ACM III shall provide, if requested, a list of the Assets to ACM I.
ACM III may sell any asset on such list
prior to the Effective Time.  After ACM
III provides such list, ACM III will not acquire any additional securities or permit to exist any encumbrances, rights, restrictions or claims not reflected on such list, without the approval of ACM I. Within a reasonable time after receipt of the list and prior to the Closing Date, ACM I will advise ACM III in writing of any investments shown on the list that ACM I has determined to be inconsistent with its investment objective, policies and restrictions. ACM III will dispose of any such securities prior to the Closing Date to the extent practicable and consistent with applicable legal requirements, including ACM III's investment objectives, policies and restrictions.
In addition, if ACM I determines that, as a result of the Acquisition, ACM I would own an aggregate amount of an investment that would exceed a percentage limitation applicable to ACM I, ACM I will advise ACM III in writing of any such limitation and ACM III shall dispose of a sufficient amount of such investment as may be necessary to avoid the limitation as of the Effective Time, to the extent practicable and consistent with applicable legal requirements, including
ACM III's investment objectives, policies and restrictions.

(e)     ACM III shall assign, transfer,
deliver and convey the Assets to ACM I
at the Effective Time on the following basis:

	(1)     The value of the Assets less
	the Liabilities, both determined as
	of the Valuation Time, shall be divided
	by the then net asset value of one
	ACM I Share, and, in exchange for
	the transfer of the Assets, ACM I
	shall simultaneously issue and
	deliver to ACM III the number of
	full ACM I Shares so determined
	that are allocable to all shares
	held by or for those stockholders
	of ACM III on a stockholder by
	stockholder basis plus fractional
	ACM I Shares, rounded to the third
	decimal place or such other decimal
	place as the parties may agree to in
	writing, allocable to those stockholders of ACM III that at the Effective Time participate in ACM III's Dividend
	Reinvestment Plan ("DRP Stockholders"),
	regardless of whether the shares of
	ACM III with respect to which such
	fractional ACM I Shares are to be
	issued and delivered are held by or
	for the DRP Stockholders directly or
	in ACM III's Dividend Reinvestment Plan.
	ACM I shall at the same time deliver to
	ACM III cash in lieu of any fractional
	ACM I Shares allocable to those
	stockholders of ACM III that are not
	DRP Stockholders.

	(2)     The net asset value of the
	ACM I Shares to be delivered to ACM
	III shall be determined as of the
	Valuation Time in accordance with
	ACM I's then applicable valuation
	procedures, and the net value of
	the Assets to be conveyed to ACM I
	shall be determined as of the Valuation
	Time in accordance with the then
	applicable valuation procedures of
	ACM III.

	(3)     ACM III shall deliver the
	Assets with good and marketable
	title to the custodian for the account
	of ACM I. All cash shall be transferred in the form of immediately available funds.

(f)     Promptly after the Closing Date,
ACM III will deliver to ACM I a Statement of Assets and Liabilities of ACM III as of the Closing Date.

	5.      Liquidation and Dissolution
	of ACM III, Registration of ACM I
	Shares and Access to Records.  ACM III
	and ACM I also shall take the following
	steps, as applicable:

(a)     At or as soon as reasonably practical
after the Effective Time, ACM III shall
liquidate and dissolve by transferring to stockholders of record of ACM III the ACM I
Shares and cash it receives pursuant to
Section 4(e)(1) of this Plan. ACM I shall record on its books the ownership by ACM III's stockholders of the ACM I Shares so transferred to such stockholders, and ACM III shall simultaneously cancel on its books all of the issued and outstanding shares of ACM III.
ACM I shall not issue certificates representing
ACM I Shares to replace certificates representing
ACM III shares unless ACM III share certificates are first surrendered to ACM I. Following distribution by ACM III to its stockholders of all ACM I Shares delivered to ACM III,
ACM III shall wind up its affairs and shall take all steps as are necessary and proper to dissolve as soon as is reasonably possible after the Effective Time, including filing
Articles of Dissolution with the SDAT.

(b)     At and after the Closing Date, ACM
III shall provide ACM I and its transfer agent with immediate access to: (i) all records containing the names, addresses and taxpayer identification numbers of all of ACM III's stockholders and the number and percentage ownership of the outstanding shares of ACM III owned by stockholders as of the Effective Time, and (ii) all original documentation (including all applicable
Internal Revenue Service forms, certificates, certifications and correspondence) relating to ACM III stockholders' taxpayer identification numbers and their liability for or exemption from back-up withholding. ACM III shall preserve and maintain, or shall direct its service providers to preserve and maintain, records with respect to ACM III as required by Section 31 of, and Rules 31a-1 and 31a-2 under, the 1940 Act.

6.      Certain Representations and Warranties
of ACM III. ACM III represents and warrants to ACM I as follows:

(a) ACM III is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. ACM III is registered with the SEC as a closed-end management investment company under the 1940 Act and is duly registered with the SEC under the 1934 Act, and such registrations will be in full force and effect as of the Effective Time.

(b)     ACM III has the power and all necessary
federal, state and local qualifications and authorizations to own all of the Assets, to carry on its business, to enter into this Plan and to consummate the transactions contemplated herein.

(c)     The Board of Directors of ACM III has
duly authorized the execution and delivery of this Plan and the transactions contemplated herein. Duly authorized officers of ACM III have executed and delivered the Plan. The Plan represents a valid and binding contract, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery of this Plan does not, and, subject to the approval of its stockholders referred to in Section 3 hereof, the consummation of the transactions contemplated by this Plan will not, violate ACM III's Charter, its By-Laws or any material agreement to which ACM III is subject. Except for the approval of its stockholders, ACM III does not need to take any other action to authorize its officers to effectuate this Plan and the transactions contemplated herein.

(d)     ACM III has qualified as a regulated
investment company under Part I of Subchapter
M of Subtitle A, Chapter 1, of the Code, in respect of each taxable year since the commencement of its operations and intends to continue to qualify as a regulated investment company for its taxable year ending upon its liquidation.

(e)     The information pertaining to
ACM III included within the N-14 Registration
Statement when filed with the SEC, when
Part A of the N-14 Registration Statement is distributed to stockholders, at the time of the stockholders meeting of ACM III for approval of the Acquisition and at the Effective Time shall (i) comply in all material respects with the applicable provisions of the 1933 Act, the 1934 Act and the 1940 Act, and the rules and regulations thereunder and applicable state securities laws, and (ii) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

(f)     ACM III has duly authorized and validly
issued all of its issued and outstanding shares of common stock, and all such shares are fully paid and non-assessable and were offered for sale and sold in conformity with the registration requirements of all applicable federal and state securities laws. There are no outstanding options, warrants or other rights to subscribe for or purchase any of the shares of ACM III, nor are there any securities convertible into shares of ACM III.

(g)     ACM III shall operate its business in
the ordinary course between the date hereof and the Effective Time. Such ordinary course of business will include the declaration and payment of customary dividends and distributions and any other dividends and distributions referred to in Section 4(b) hereof.

(h)     At the Effective Time, ACM III will
have good and marketable title to the Assets and full right, power and authority to assign, transfer, deliver and convey the Assets.

(i)     The Financial Statements of ACM III,
a copy of which has been previously delivered to ACM I, fairly present the financial position of ACM III as of ACM III's most recent fiscal year-end and the results of ACM III's operations and changes in ACM III's net assets for the periods indicated.

(j)     To the knowledge of ACM III, ACM III
has no liabilities, whether or not determined or determinable, other than the Liabilities disclosed or provided for in its Financial
Statements or Liabilities incurred in the ordinary course of business subsequent to the date of the most recent Financial
Statement referencing Liabilities.

(k)     ACM III does not know of any claims,
actions, suits, investigations or proceedings of any type pending or threatened against ACM III. There are no facts that ACM III has reason to believe are likely to form the basis for the institution of any such claim, action, suit, investigation or proceeding against ACM III. ACM III is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that adversely affects, or is reasonably likely to adversely affect, its financial condition, results of operations, or the Assets or its ability to consummate the transactions contemplated by the Plan.

(l)     Except for agreements entered into or
granted in the ordinary course of its business, in each case under which no material default exists, ACM III is not a party to or subject to any material contract, debt instrument, employee benefit plan, lease, franchise, license or permit of any kind or nature whatsoever.

(m)     ACM III has filed its federal
income tax returns, copies of which
have been previously made available
to ACM I, for all taxable years for
which such returns are due and has
paid all taxes payable pursuant to
such returns.  No such return is
currently under audit and no unpaid
assessment has been asserted with
respect to such returns.  ACM III
will timely file its federal income
tax return for each subsequent taxable
year including its current taxable year.

(n)     Since the date of the Financial
Statements of ACM III, there has been no material adverse change in its financial condition, results of operations, business, or Assets. For this purpose, negative investment performance shall not be considered a material adverse change.

7.      Certain Representations and
Warranties of ACM I.  ACM I represents
and warrants to ACM III as follows:

(a)     ACM I is a corporation duly
incorporated, validly existing and in
good standing under the laws of the State of Maryland. ACM I is registered with the SEC as a closed-end management investment company under the 1940 Act and is duly registered with the SEC under the 1934 Act, and such registrations will be in full force and effect as of the Effective Time.

(b)     ACM I has the power and all necessary
federal, state and local qualifications and authorizations to own all of its assets, to carry on its business, to enter into this Plan and to consummate the transactions contemplated herein.

(c)     The Board of Directors of ACM I has
duly authorized execution and delivery of this Plan and the transactions contemplated herein. Duly authorized officers of ACM I have executed and delivered the Plan. The
Plan represents a valid and binding contract, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery of this Plan does not, and subject to the approval of its stockholders referred to in Section 3 hereof, the consummation of the transactions contemplated by this Plan will not, violate the Charter of ACM I, its By-Laws or any material agreement to which ACM I is subject. Except for the approval of its stockholders, ACM I does not need to take any other action to authorize its officers to effectuate the Plan and the transactions contemplated herein.

(d)     ACM I has qualified as a regulated
investment company under Part I of Subchapter
M of Subtitle A, Chapter 1, of the Code, in respect of each taxable year since the commencement of its operations and qualifies and intends to continue to qualify as a regulated investment company for its current taxable year.

(e)     The N-14 Registration Statement,
when filed with the SEC, when Part A of the N-14 Registration Statement is distributed to stockholders, at the time of the stockholder meeting of ACM I for approval of the Acquisition and at the Effective Time, insofar as it relates to ACM I shall (i) comply in all material respects with the applicable provisions of the 1933 Act, the 1934 Act and the 1940 Act, and the rules and regulations thereunder and applicable state securities laws and (ii) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

(f)     ACM I has duly authorized and validly
issued all issued and outstanding ACM I Shares, and all such shares are fully paid and non-assessable and were offered for sale and sold in conformity with the registration requirements of all applicable federal and state securities laws. ACM I has duly authorized the ACM I Shares referred to in Section 4(e) hereof to be issued and delivered to ACM III as of the Effective
Time.  When issued and delivered, such ACM
I Shares shall be validly issued, fully
paid and non-assessable, and no stockholder of ACM I shall have any preemptive right of subscription or purchase in respect of any such share. There are no outstanding options, warrants or other rights to subscribe for or purchase any ACM I Shares, nor are there any securities convertible into ACM
I Shares.

(g)     ACM I does not know of any claims,
actions, suits, investigations or proceedings of any type pending or threatened against ACM I. There are no facts that ACM I currently has reason to believe are likely to form the basis for the institution of any such claim, action, suit, investigation or proceeding against ACM I. ACM I is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that adversely affects, or is reasonably likely to adversely affect, its financial condition, results of operations, its assets or its ability to consummate the transactions contemplated by this Plan.

(h)     Except for agreements entered into
or granted in the ordinary course of its business, in each case under which no material default exists, ACM I is not a party to or subject to any material contract, debt instrument, employee benefit plan, lease, franchise, license or permit of any kind or nature whatsoever.

(i)     ACM I has filed its federal income
tax returns, copies of which have been
previously made available to ACM III, for all taxable years for which such returns are due and has paid all taxes payable pursuant to such returns. No such return is currently under audit and no unpaid assessment has been asserted with respect to such returns. ACM I will timely file its federal income tax return for each subsequent taxable year including its current taxable year.

(j)     Since the date of the Financial
Statements of ACM I, there has been no
material adverse change in its financial condition, results of operations, business or assets. Negative investment performance shall not be considered a material adverse change.

8.      Conditions to the Obligations of
ACM I and ACM III. The obligations of ACM I and ACM III with respect to the Acquisition shall be subject to the following conditions precedent:

(a)     The stockholders of ACM III shall
have approved the Acquisition in the manner required by the Charter of ACM III, its By-Laws and applicable law. The stockholders of ACM I shall have approved the Acquisition as required by the rules and regulations of the NYSE. If stockholders of ACM III or ACM I fail to approve the Acquisition as required, that failure shall release the Funds of their obligations under this Plan.

 (b)    ACM I and ACM III shall have delivered
 to the other party a certificate dated as of the Closing Date and executed in its name by its Secretary or an Assistant Secretary, in a form reasonably satisfactory to the receiving party, stating that the representations and warranties of ACM I or ACM III, as applicable, in this Plan that apply to the Acquisition are true and correct in all material respects at and as of the Valuation Time.

(c)     ACM I and ACM III shall have performed
and complied in all material respects with each of its representations and warranties required by this Plan to be performed or complied with by it prior to or at the Valuation Time and the Effective Time.

 (d)    There has been no material adverse
 change in the financial condition, results of operations, business, properties or assets of ACM I or ACM III since June 30,
 2000.  Negative investment performance
 shall not be considered a material adverse change.

(e)     ACM I and ACM III shall have
received an opinion of Seward & Kissel LLP, in form and substance reasonably satisfactory to each of them, based upon representations made in certificates provided by the Funds, their affiliates and/or principal stockholders and dated as of the Closing Date, substantially to the effect that, based on facts and assumptions stated therein, for federal income tax purposes:

(1) the Acquisition will constitute a
"reorganization" within the meaning of section
368(a) of the Code and that ACM I and ACM III will each be "a party to a reorganization" within the meaning of section 368(b) of the Code;

(2) a stockholder of ACM III will recognize no gain or loss on the exchange of the stockholder's shares of ACM III solely for ACM I Shares, except with respect to cash received in lieu of a fractional share of ACM I in connection with the Acquisition;

(3) neither ACM III nor ACM I will recognize any gain or loss upon the transfer of all of the Assets to ACM I in exchange for ACM I
Shares (plus cash in lieu of fractional shares) and the assumption by ACM I of the Liabilities pursuant to this Plan or upon the distribution of ACM I Shares and cash to stockholders of ACM III in exchange for their respective shares of ACM III;

(4) the holding period and tax basis of the Assets acquired by ACM I will be the same as the holding period and tax basis that ACM III had in such Assets immediately prior to the Acquisition;

(5) the aggregate tax basis of ACM I Shares received in connection with the Acquisition by each stockholder of ACM III (including any fractional share to which the stockholder may be entitled) will be the same as the aggregate tax basis of the shares of ACM III surrendered in exchange therefor, decreased by any cash received and increased by any gain recognized on the exchange;

(6) the holding period of ACM I Shares received in connection with the Acquisition by each stockholder of ACM III (including any fractional share to which the stockholder may be entitled) will include the holding period of the shares of ACM III surrendered in exchange therefor, provided that such ACM III shares constitute capital assets in the hands of the stockholder as of the Closing Date;

(7) ACM I will succeed to the capital loss carryovers of ACM III, if any, under section
381 of the Code, but the use by ACM I of any such capital loss carryovers (and of capital loss carryovers of ACM I) may be subject to limitation under section 383 of the Code;
and

(8) any gain or loss realized by a stockholder of ACM III upon the sale of a fractional share of ACM I to which the stockholder is entitled will be recognized to the stockholder and measured by the difference between the amount of cash received and the basis of the fractional share and, provided that ACM III shares surrendered constitute capital assets in the hands of the stockholder, will be capital gain or loss.

 (f)    The N-14 Registration Statement shall
 have become effective under the 1933 Act as to the ACM I Shares, and the SEC shall not have instituted and to the knowledge of ACM I is not contemplating instituting, any stop order suspending the effectiveness of the N-14 Registration Statement.

(g)     No action, suit or other proceeding
shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, the Acquisition.

(h)     The SEC shall not have issued any
unfavorable advisory report under Section
25(b) of the 1940 Act nor instituted any proceeding seeking to enjoin consummation of the Acquisition under Section 25(c) of the 1940 Act.

(i)     Neither party shall have terminated
this Plan with respect to the Acquisition pursuant to Section 12 of this Plan.

(j)     The NYSE shall have approved, upon
official notice of issuance, the listing of the ACM I Shares to be issued and delivered to ACM III pursuant hereto.

	9.      Conditions to the Obligations
	of ACM III.  The obligations of ACM III
	with respect to the Acquisition shall
	be subject to the following conditions
	precedent:

(a)     ACM III shall have received an opinion
of Seward & Kissel LLP, counsel to ACM I, in form and substance reasonably satisfactory to ACM III and dated as of the Closing Date, substantially to the effect that:

(1) ACM I is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and is a closed-end, management investment company registered under the 1940 Act and duly registered under the 1934 Act;

(2) This Plan has been duly authorized,
executed and delivered by ACM I and, assuming due authorization, execution and delivery of this Plan by ACM III, represents a legal, valid and binding contract, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and transfer and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and further subject to the application of equitable principles in any proceeding, whether at law or in equity or with respect to the enforcement of provisions of the Plan and the effect of judicial decisions which have held that certain provisions are unenforceable when their enforcement would violate an implied covenant of good faith and fair dealing or would be commercially unreasonable or when default under the Plan is not material;

(3) The ACM I Shares to be delivered as
provided for by this Plan are duly authorized and upon delivery will be validly issued, fully paid and non-assessable by ACM I;

(4) The execution and delivery of this
Plan did not, and the consummation of the Acquisition will not, violate the Charter of ACM I, its By-Laws or any agreement of ACM I known to such counsel, after reasonable inquiry; and

(5) To the knowledge of such counsel, no consent, approval, authorization or order of any federal or state court or administrative or regulatory agency, other than the acceptance of record of Articles of Transfer by the SDAT, is required for ACM I to enter into this Plan or carry out its terms, except those that have been obtained under the 1933 Act, the 1934 Act, the 1940 Act and the rules and regulations under those Acts or that may be required under state securities laws or subsequent to the Effective
Time or when the failure to obtain the consent, approval, authorization or order would not have a material adverse effect on the operation of ACM I.

In rendering such opinion, Seward & Kissel LLP may (i) rely on the opinion of other counsel to the extent set forth in such opinion, (ii) make assumptions regarding the authenticity, genuineness and/or conformity of documents and copies thereof without independent verification thereof, (iii) limit such opinion to applicable federal and state law, (iv) define the word "knowledge" and related terms to mean the knowledge of attorneys then with such firm who have devoted substantive attention to matters directly related to this Plan and (v) rely on certificates of officers or directors of ACM I as to factual matters.

10.     Conditions to the Obligations of ACM I.
The obligations of ACM I with respect to the Acquisition shall be subject to the following conditions precedent:

(a)     ACM I shall have received an opinion of
Seward & Kissel LLP, counsel to ACM III, in form and substance reasonably satisfactory to ACM I and dated as of the Closing Date, substantially to the effect that:

(1) ACM III is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and is a closed-end management investment company registered under the 1940 act and duly registered under the 1934 Act;

(2) This Plan has been duly authorized,
executed and delivered by ACM III and,
assuming due authorization, execution
and delivery of this Plan by ACM I,
represents a legal, valid and binding
contract, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and transfer and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and further subject to the application of equitable principles in any proceeding, whether at law or in equity or with respect to the enforcement of provisions of the Plan and the effect of judicial decisions which have held that certain provisions are unenforceable when their enforcement would violate an implied covenant of good faith and fair dealing or would be commercially unreasonable or when default under the Plan is not material;

(3) The execution and delivery of this
Plan did not, and the consummation of
the Acquisition will not, violate the
Charter of ACM III, its By-Laws or any
agreement of ACM III known to such counsel, after reasonable inquiry; and


(4) To the knowledge of such counsel, no consent, approval, authorization or order of any federal or state court or administrative or regulatory agency, other than the acceptance of record of Articles of Transfer by the SDAT, is required for ACM III to enter into the Plan or carry out its terms, except those that have been obtained under the 1933 Act, the 1934 Act, the 1940 Act and the rules and regulations under those Acts or that may be required under state securities laws or subsequent to the Effective Time or when the failure to obtain the consent, approval, authorization or order would not have a material adverse effect on the operation of ACM III.

In rendering such opinion, Seward & Kissel
LLP may (i) rely on the opinion of other counsel to the extent set forth in such opinion, (ii) make assumptions regarding the authenticity, genuineness and/or conformity of documents and copies thereof without independent verification thereof,
(iii) limit such opinion to applicable
federal and state law, (iv) define the
word "knowledge" and related terms to
mean the knowledge of attorneys then
with such firm who have devoted substantive attention to matters directly related to this Plan and (v) rely on certificates of officers or directors of ACM III as to factual matters.

(b)     Except to the extent prohibited
by Rule 19b-1 under the 1940 Act, ACM III shall have declared a dividend or dividends that, together with all previous such dividends
, shall have the effect of distributing to the stockholders of ACM III substantially all of its investment company taxable income, if any (as defined in Code section 852), and all of its net capital gain, if any, (as defined in Code section 1222).

11.     Survival of Representations and
Warranties. No representations, warranties or covenants in or pursuant to this Plan
(including certificates of officers) hereto shall survive the completion of the transactions contemplated herein.

12.     Termination of Plan.  A majority
of either Fund's Board of Directors may
terminate this Plan with respect to that Fund at any time before the applicable
Effective Time if: (i) the Fund's conditions precedent set forth in Sections 8, 9 or 10 as appropriate, are not satisfied; or (ii) the Board of Directors determines that the consummation of the Acquisition is not in the best interests of the Fund or its stockholders and gives notice of such termination to the other party.

13.     Governing Law.  This Plan and the
transactions contemplated hereby shall be governed, construed and enforced in accordance with the laws of the State of New York, except to the extent preempted by federal law, without regard to conflicts of law principles.

	14.     Brokerage Fees. Each party
	represents and warrants that there
	are no brokers or finders entitled
	to receive any payments in connection
	with the transactions provided for
	in the Plan.

15.     Amendments.  The parties may, by
agreement in writing authorized by their respective Board of Directors, amend this Plan at any time before or after the stockholders of ACM III or ACM I approve the Acquisition. However, after stockholders of either of ACM III or ACM I approve the Acquisition, the parties may not amend this Plan in a manner that materially alters the obligations of either party. This Section shall not preclude the parties from changing the Closing Date or the Effective Time by mutual agreement.

16.     Waivers.  At any time prior to the
Closing Date, either party may by written instrument signed by it (i) waive the effect of any inaccuracies in the representations and warranties made to it contained herein and (ii) waive compliance with any of the agreements, covenants or conditions made for its benefit contained herein. Any waiver shall apply only to the particular inaccuracy or requirement for compliance waived, and not any other or future inaccuracy or lack of compliance.

	17.     Indemnification of Directors.
	ACM I will assume all obligations of
	ACM III to exculpate and indemnify
	its current and former directors and
	officers, acting in their capacities
	as such.

	18.     Other Matters.  Pursuant to
	Rule 145 under the 1933 Act, and in
	connection with the issuance of any
	shares to any person who at the time
	of the Acquisition is, to ACM I's
	knowledge, an affiliate of a party
	to the Acquisition pursuant to Rule
	145(c), ACM I will cause to be affixed
	upon the certificate(s) issued to such
	person (if any) a legend as follows:

THESE SHARES ARE SUBJECT TO RESTRICTIONS ON
TRANSFER UNDER THE SECURITIES ACT OF 1933
AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED
EXCEPT TO ACM GOVERNMENT INCOME FUND, INC.
(OR ITS STATUTORY SUCCESSOR) UNLESS (I) A
REGISTRATION STATEMENT WITH RESPECT TO SUCH
SHARES IS EFFECTIVE UNDER THE SECURITIES ACT
OF 1933 OR (II) IN THE OPINION OF COUNSEL
REASONABLY SATISFACTORY TO THE FUND, SUCH
REGISTRATION IS NOT REQUIRED.

19.     Cooperation and Further Assurances.
Each party will cooperate with the other in fulfilling its obligations under this Plan and will provide such information and documentation as is reasonably requested by the other in carrying out the Plan's terms. Each party will provide such further assurances concerning the performance of its obligations hereunder and execute all documents for or in connection with the consummation of the Acquisition as, with respect to such assurances or documents, the other shall deem necessary or appropriate.

20.     Updating of N-14 Registration
Statement.  If at any time prior to the
Effective Time, a party becomes aware of any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements made not misleading in the N-14
Registration Statement, the party discovering the item shall notify the other party and the parties shall cooperate in promptly preparing, filing and clearing with the SEC and, if appropriate, distributing to stockholders appropriate disclosure with respect to the item.

21.     Limitation on Liabilities.  The
obligations of ACM III and ACM I shall
not bind any of the directors, stockholders
, nominees, officers, agents, employees or agents of ACM III or ACM I personally, but shall bind only ACM III or ACM I, as appropriate.
The execution and delivery of this Plan by an officer of either party shall not be deemed to have been made by the officer individually or to impose any liability on the officer personally, but shall bind only ACM III or ACM I, as appropriate.

	22.     Termination of ACM III.
	If the parties complete the Acquisition, ACM III shall terminate its registration under the 1940 Act, the 1934 Act and liquidate and dissolve.

23. Notices. Any notice, report, statement, certificate or demand required or permitted by any provision of the Plan shall be in writing and shall be given in person or by telecopy, certified mail or overnight express courier to:

	For ACM III:

		ACM Government Spectrum
		Fund, Inc.
		1345 Avenue of the Americas
		New York, New York  10105

		Attention: Secretary

	For ACM I:

		ACM Government Income
		Fund, Inc.
		1345 Avenue of the Americas
		New York, New York  10105

		Attention: Secretary

	24.     Expenses.  The investment adviser
	for the Funds and the other funds whose
	assets are to be acquired by ACM I in the acquisitions described in the N-14
	Registration Statement in connection
	with this Agreement has agreed to bear
	25% of the expenses incurred in connection with the acquisitions. The acquisition expenses paid by the investment adviser of the Funds and each such other fund shall be allocated to ACM I initially, representing its share of the total acquisition expenses, with any residual amount allocated to ACM Government
	Securities Fund, Inc. The total remaining acquisition expenses shall be paid proportionately by ACM III and each such other fund according to its respective asset size as of the last date that an acquisition of assets by ACM I, as described in the N-14
	Registration Statement, is considered
	for approval by the stockholders of
	ACM I, ACM III or any of the other
	funds involved, whether or not the
	acquisitions contemplated hereby and
	each such other agreement and plan is
	consummated.

25.     General.  This Plan supersedes all
prior agreements between the parties with respect to the subject matter hereof and may be amended only in writing signed by both parties.
The headings contained in this Plan are for reference only and shall not affect in any way the meaning or interpretation of this Plan. Whenever the context so requires, the use in the Plan of the singular will be deemed to include the plural and vice versa. Nothing in this Plan, expressed or implied, confers upon any other person any rights or remedies under or by reason of this Plan. Neither party may assign or transfer any right or obligation under this Plan without the written consent of the other party.


In Witness Whereof, the parties hereto
have executed this Plan as of the day
and year first above written.


ACM Government Spectrum Fund, Inc.

Attest:

		By:
Name:           Name:
Title:          Title:


ACM Government Income Fund, Inc.

Attest:


		By:
Name:           Name:
Title:          Title:


Accepted and agreed with respect
to Section 24 only:

Alliance Capital Management L.P.

By:     Alliance Capital Management
Corporation, its General Partner

By:     ___________________________
Name: ______________________
	Title:  _______________________



00250.236 #193225
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